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                                                                   EXHIBIT 3.1

                      RESTATED ARTICLES OF INCORPORATION
                                      OF
                            CYANOTECH CORPORATION

     The undersigned President and Secretary of Cyanotech Corporation restate the Articles of Incorporation of Cyanotech Corporation as follows:

ARTICLE I

     NAME: The name of the corporation is Cyanotech Corporation.

ARTICLE II

     REGISTERED OFFICE AND AGENT: The address of the corporation's principal office in Nevada is One East First Street, Reno, NV 89501. The agent for service of process at that address will be The Corporation Trust Company of Nevada.

ARTICLE III

     PURPOSE: The purposes for which the corporation is organized are to engage in any activity or business not in conflict with the laws of the State of Nevada or of the United States of America, and without limiting the generality of the foregoing, specifically:

     1. To have and to exercise all the powers now or hereafter conferred by the laws of the State of Nevada upon corporations organized pursuant to the laws under which the corporation is organized and any and all acts amendatory thereof and supplemental thereto.

     2. To discount and negotiate promissory notes, drafts, bills of exchange, and other evidence of debts, and to collect for others money due them on notes, checks, drafts, bills of exchange, commercial paper and other evidence of indebtedness.

     3. To purchase or otherwise acquire, own, hold, lease, sell, exchange, assign, transfer, mortgage, pledge, or otherwise dispose of, to guaranty, to invest, trade, and deal in and with personal property of every class and description.

     4. To enter into any kind of contract of agreement, cooperative or profit sharing plan with its officers or employees that the corporation may deem advantageous or expedient or otherwise to reward or pay such persons for their services as the directors may deem fit.

     5. To purchase, lease, or otherwise acquire, in whole or in part, the business, the good will, rights, franchises and property of every kind, and to undertake the whole or any part of the assets or liabilities, or any person, firm, association, non-profit or profit corporation, or own property necessary or suitable for its purposes, and to pay the same in cash, in the stocks or bonds of this company or otherwise, to hold or in any manner dispose of the whole or any part of the business or property so acquired and to exercise all of the powers necessary or incidental to the conduct of such business.

     6. To lend or borrow money and to negotiate and make loans, either on its own account or as agent or broker for others.

     7. To enter into, make, perform and carry out contracts of every kind and for any lawful purpose, without limit as to amount, with any person, firm, association, cooperative, profit or non-profit corporation, municipality, state or government or any subdivision, district or department thereof.

     8. To buy, sell, exchange, negotiate, or otherwise deal in, or hypothecate securities, stocks, bonds, debentures, mortgages, notes or other collateral or securities, created or issued by any corporation wherever organized, including this corporation, within such limits as may be provided by law, and while owner of any such stocks or other collateral to exercise all rights, powers and privileges of ownership, including the right to vote the same; to subscribe for stock in any corporation to be organized, other than to promote the organization thereof.

     9. To purchase or otherwise acquire, own, hold, lease, sell, exchange, assign, transfer, mortgage, pledge, license or otherwise dispose of any letters, patents, copyrights, or trademarks of every class and description.

    10. To do any and all other such acts, things, business or businesses in any manner connected with or necessary, incidental, convenient or auxiliary to do any of these objects hereinbefore enumerated, or calculated, directly or indirectly, to promote the interest of the corporation; and in carrying on its purposes, or for the purpose of obtaining or furthering any of its business, to do any and all acts and things, and to exercise any and all other powers which a co-partner or natural person could do or exercise, and which now or hereafter may be authorized by law, and here and in any other part of the world.

    11. The several clauses contained in this statement of powers shall be construed as both purposes and powers, and the statements contained in each of these clauses shall be in no way limited or restricted, by reference to or inference from, the terms of any other clauses, but shall be regarded as independent purposes and powers; and no recitations, expression or declaration of specific or special powers or purposes herein enumerated shall be deemed to be exclusive; but it is hereby expressly declared that all other lawful powers not inconsistent herewith, are hereby included.

ARTICLE V

     STOCK:      GENERAL PROVISIONS.

     The Corporation shall have the authority to issue thirty million (30,000,000) shares of stock. Of these shares, twenty-five million (25,000,000) shares shall be common stock, par value $.005, having a total par value of $125,000, and five million (5,000,000) shares shall be special or preferred stock, par value $.001, having a total par value of $5,000. Each common share issued pursuant to this paragraph shall be fully paid and nonassessable.

     Except as provided herein with respect to the 12% Cumulative, Convertible Preferred Shares - Series A, no holder of shares of common, special or preferred stock of the corporation shall be entitled, as such, to any preemptive or preferential rights to subscribe to any unissued stock or any other securities which the corporation may now or hereafter be authorized to issue. The board of directors of the corporation may however, at its discretion, by resolution determine that any unissued securities of the corporation shall be offered for subscription solely to the holders of common, special or preferred stock of the corporation or solely to the holders of any class or classes of such stock, in such proportions based on stock ownership as said board at its discretion may determine.

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     Each share of common  stock shall be  entitled to one vote at  shareholders meetings, either in person or by proxy, except with respect to the election of the one member of the board of directors designated as the member to be elected by holders of 12% Cumulative, Convertible Preferred Shares - Series A. Shares of common stock shall have no vote in the election of the one director nominated by holders of 12% Cumulative, Convertible Preferred Shares - Series A. Shares of 12% Cumulative, Convertible Preferred Shares - Series A shall have no vote except that each such share shall be entitled to one vote at shareholders meetings with respect to the election of the one member of the board of directors designated to be elected by holders of 12% Cumulative, Convertible Preferred Shares - Series A. Cumulative voting in elections of directors and all other matters brought before stockholders meetings, whether they be annual or special, shall not be permitted.

     The board of directors is authorized to fix and determine the rights, conditions, restrictions, preferences, designations, limitations, and other terms of special or preferred stock by resolution, either in the resolution that provides for issuance of special or preferred stock or in another resolution, including, without limitation, the following:

     Whether the stock to be issued will be one or more series of a class of stock;

     Voting powers or lack thereof;

     Whether the stock to be issued will be subject to redemption and the time or times and price or prices thereof;

     Dividends and the conditions, times, and rates thereof, whether payable in preference to or in relation to dividends payable on any other series or class or classes of stock and whether cumulative or non-cumulative;

     Rights upon dissolution or upon any distribution of the assets of the corporation;

     Whether the stock may be convertible into or exchangeable for shares of any other class or classes or of any other series of the same or any other class or classes of stock of the corporation; and

     Whether the stock shall have preemptive rights and the terms and conditions thereof,

together  with  such  other   designations,   preferences,   and  relative,
participating, optional or any special rights, qualifications, limitations, or restrictions thereof as the board of directors may determine.

     12% CUMULATIVE, CONVERTIBLE PREFERRED SHARES - SERIES A. Of the five million shares of stock authorized to be issued as special or preferred shares, 1,250,000 shares are hereby designated as "12% Cumulative, Convertible Preferred Shares - Series A".

     The rights, voting power, preferences, restrictions, and qualifications of 12% Cumulative, Convertible Preferred Shares - Series A are as follows:

     A. VOTING POWER. Each share of 12% Cumulative, Convertible Preferred Shares
- Series A shall be entitled to one vote to be cast at stockholder meetings in the election of the one member of the board of directors that is elected by holders of 12% Cumulative, Convertible Preferred Shares - Series A. Cumulative voting shall not be permitted by such holders.

     B. DIVIDENDS. The holders of 12% Cumulative, Convertible Preferred Shares Series A shall be entitled to an annual dividend when and as declared by the board of directors if there is surplus or net profits legally available for dividends and payable quarterly on the first business day of April, July, October, and January of each year. When and if declared, dividends shall be at the rate of 12 per cent of the initial issue price of 40 cents per share (that is, 4.8 cents per share per annum or 1.2 cents per share per quarter) and shall be cumulative. Dividends may be paid to 12% Cumulative, Convertible Preferred Shares - Series A only when, if, and on the same basis as dividends are paid to 12% Cumulative, Convertible Preferred Shares - Series B. Dividends may not be paid in any year to holders of common stock until after the corporation shall have paid or provided for the payment of dividends on all 12% Cumulative, Convertible Preferred Shares - Series A including any amounts that may have been accumulated but undeclared and unpaid for each year from the date of issuance to and including the year in question. Holders of 12% Cumulative, Convertible Preferred Shares - Series A shall not be entitled to any cash dividend other than as provided in this paragraph B.

     C. CONVERSION. Until February 28, 1995, holders of 12% Cumulative, Convertible Preferred Shares - Series A may exchange such shares for common shares at the rate of one share for one share by tendering to the corporation such shares of 12% Cumulative, Convertible Preferred Shares - Series A. Such rate of exchange is subject to adjustment as set forth in paragraph H below. After February 28, 1995, 12% Cumulative, Convertible Preferred Shares - Series A may not be exchanged for common shares.

     D. RIGHTS IN DISSOLUTION AND DISTRIBUTIONS OF ASSETS. Upon liquidation, dissolution, or winding up of the corporation, holders of 12% Cumulative, Convertible Preferred Shares - Series A shall be entitled to receive prior to any distribution to holders of common stock a liquidation preference of 40 cents per share plus all dividends declared on such shares but unpaid less any distribution of assets before any amount shall be paid in liquidation, dissolution or winding up to the holders of common stock. Holders of 12% Cumulative, Convertible Preferred Shares - Series A shall not be entitled to any further payment as dividends in liquidation or otherwise. In the event assets as opposed to cash are distributed to shareholders, holders of 12% Cumulative, Convertible Preferred Shares - Series A shall be entitled to receive prior to any distribution to holders of common stock a liquidation preference in assets equal to 40 cents per share in distributions of assets and in liquidation, dissolution or winding up of the corporation.

     E. PRE-EMPTIVE RIGHTS. Each holders of 12% Cumulative, Convertible Preferred Shares - Series A shall have preemptive rights to acquire additional shares of stock which may be issued by this corporation, as follows:

     1. Before any unissued shares (at any time authorized) of this corporation are offered for sale or otherwise disposed of, the holders of 12% Cumulative, Convertible Preferred Shares - Series A shall have the first right to purchase such shares ("preempted shares"). Each such holder shall be entitled to purchase a percentage of such preempted shares equal to the percentage he or she owns of all shares then outstanding, such percentage to be calculated as if each such holder had fully converted his or her 12% Cumulative, Convertible Preferred Shares - Series A immediately prior to such issuance, or such lessor number of the preempted shares as the holder elects to purchase. Such allocation of shares shall be subject to adjustments as determined by the board of directors which are necessary to avoid the issue of fractional shares.

     2. The purchase of preempted shares by existing holders of 12% Cumulative, Convertible Preferred Shares - Series A shall be on terms and conditions, including purchase price, not less favorable than those under which it is proposed that such shares be offered for sale or otherwise disposed of to others.

     3. Written notice shall be given shall be given (sic) to each holder of 12% Cumulative, Convertible Preferred Shares - Series A of a proposal for the sale or other disposition of the preempted shares, which notice shall set forth the sale or other disposition. The preemptive rights of any such holders shall be deemed waived as follows:

     a. If the holder at any time agrees in writing to waive his or her rights as to any specific preempted shares, the waiver shall be deemed effective as to those shares;

     b. If, within 30 days after the written notice is mailed by certified mailed (sic), postage prepaid, to a holder as provided in this paragraph E, such holder does not agree in writing to purchase some or all of the preempted shares he or she is entitled to purchase, the waiver shall be deemed effective as to those shares such holder has not agreed to purchase.

     4. If there is a waiver of rights under paragraph E, the corporation may during the 60 days immediately following such waiver sell the shares to which such waiver pertains to anyone at a price to the purchaser of not less than the price set forth in the notice, and otherwise on terms and conditions not less favorable to the corporation than those set forth in such notice, but the corporation may pay, or there may be deducted from such price, such reasonable compensation to underwriters or dealers as may be lawfully paid by the corporation.

     5. If it is proposed to dispose of preempted shares for property other than cash, including without limitation, dispositions in connection with mergers or consolidations, acquisitions of assets or outstanding securities of another corporation, or other reorganizations, the per share price to the shareholders hereunder shall be the pro rata portion of the fair market value of such property, as such value is set in good faith by the board of directors.

     6. Notices shall be deemed given hereunder when mailed, postage prepaid, to either the last known address of a holder of 12% Cumulative, Convertible Preferred Shares - Series A or the latest address provided by such holder and shown on the corporation's stock records for such holder.

     7. There shall exist no preemptive rights with respect to shares issued:

     a. to satisfy the obligations of the corporation upon exercise of warrants or options heretofore (April 21, 1985) issued;

     b. to satisfy the obligations of the corporation in connection with present and future employee stock option plans and incentive stock option plans not to exceed five percent of authorized shares;

     c. to  purchasers  of shares  registered  or to be  registered  pursuant to section 12 of the Securities Exchange Act of 1934 (15 U.S. sec. 78 l) provided holder has been given at least 60 days written notice of such offering and been given the opportunity to include, at no cost to holder, at least 15 percent of holder's shares of common stock in such registered offering; or,

     d. to satisfy the company's obligations upon the exercise of warrants or options issued to investment bankers or other parties not affiliated with the corporation as compensation in connection with a registered public offering of securities of the corporation.

     8. There shall exist no preemptive rights with respect to shares of this corporation except as provided in this paragraph E.

     9. Preemptive rights for holders of 12% Cumulative, Convertible Preferred Shares - Series A shall terminate on February 28, 1995.

     F. CONSENT OF HOLDERS REQUIRED. So long as any shares of 12% Cumulative, Convertible Preferred Shares - Series A are outstanding, the corporation shall not without the prior written consent of the holders of a majority of the 12% Cumulative, Convertible Preferred Stock - Series A:

     1. Issue or propose to issue any other shares of 12% Cumulative, Convertible Preferred Shares - Series A;

     2. Sell all or substantially all of the assets of the corporation or consolidate or merge the corporation with any other corporation (an "Acquisition

     Transaction")   unless  any   securities   exchange  for  12%   Cumulative,
Convertible Preferred Shares - Series A shall be cumulative, convertible preferred stock the terms of which are identical in all material respect to the 12% Cumulative Convertible Preferred Shares - Series A of the corporation;

     3. Alter or change the powers, preferences or rights given to the 12% Cumulative, Convertible Preferred Shares - Series A;

     4. Enter into any transaction in which the holders of the 12% Cumulative, Convertible Preferred Shares - Series A would be required to accept cash in exchange for their shares;

     5. Enter into any transaction in which the corporation's trade secrets or proprietary technical information or know how is assigned, sold or made available to any other entity, provided this subparagraph (5) shall not be construed to prevent the corporation from entering into contracts to provide research and development to other entities, on an arms length basis, in the ordinary course of business;

     G. STOCK FULLY PAID; RESERVATION OF SHARES. All shares of common stock which may be issued upon the exercise of the right of conversion of 12% Cumulative, Convertible Preferred Shares - Series A (the "conversion right") will, upon issuance, be fully paid, nonassessable, and free from all taxes, liens and charges with respect to issuance. During the period within which the conversion right may be exercised, the corporation will at all times have authorized and reserved for the purpose of issue a sufficient number of shares of common stock to provide for the exercise of the conversion right.

     H. ADJUSTMENT OF NUMBER OF SHARES. Upon the happening of certain events, the number and kind of securities for which 12% Cumulative, Convertible Preferred Shares - Series A may be exchanged pursuant to paragraph C shall be subject to adjustment from time to time as follows:

     1. RECLASSIFICATION, CONSOLIDATION OR MERGER. In case of any reclassification or change of outstanding common shares issuable upon exercise of the conversion right (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), or in case of any consolidation or merger of the corporation with or into another corporation (other than a merger with another corporation in which the corporation is the surviving corporation and which does not result in any reclassification or change--other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination--or outstanding common shares issuable upon exercise of the conversion right), or in case of any sale or transfer to another corporation of the property of the corporation as an entirety or substantially as an entirety, the corporation, as the case may be, shall, without payment of any additional consideration therefor, issue new 12% Cumulative, Convertible Preferred Shares - Series A that provide that the holder of 12% Cumulative Convertible Preferred Shares - Series A shall have the right to exchange such shares for such new 12% Cumulative, Convertible Preferred Shares - Series A. Such new shares shall provide conversion rights and other rights, privileges, and preferences substantially identical to those provided herein. They shall also provide that, upon such exercise of the conversion right, the holder may procure in lieu of each share of common stock theretofore issuable upon conversion the kind and amount of shares of stock, other securities, money and property receivable upon such reclassification, change, consolidation, merger, sale or transfer. Such new 12% Cumulative, Convertible Preferred Shares - Series A shall provide for adjustments which shall be nearly equivalent as may be practicable to the adjustments provided for in this paragraph H. The provisions of this subparagraph (1) shall similarly apply to successive reclassification, changes, consolidations, mergers, sales and transfers.

     2. SUBDIVISION OR COMBINATION OF SHARES. If the corporation, at any time while the conversion right is effective shall subdivide or combine its common shares, the number of common shares for which 12% Cumulative, Convertible Preferred Shares - Series A may be exchanged shall be proportionately increased, in case of subdivision of shares, as at the effective date of such subdivision, or if the corporation shall take a record of holders of its common shares for the purpose of so subdividing as at such record date, whichever is earlier, or shall be proportionately decreased, in the case of combination of shares, as at the effective date of such combination or, if the corporation shall take a record of holders of its common shares for the purpose of so combining, as at such record date, whichever is earlier.

     3. STOCK DIVIDENDS AND DISTRIBUTION. If the corporation, at any time while the conversion right remains effective, shall pay a dividend payable in, or make any other distribution of, common shares, there shall be an adjustment in the number of shares issuable upon exercise of the conversion right which shall equal the number of shares issued pursuant to such dividend or distribution as if the holder had exercised his conversion right immediately prior to the record date used for such dividend or distribution.

     4. ISSUANCE OF ADDITIONAL SHARES OF COMMON. If the corporation, at any time while the Conversion Right remains effective, shall issue any Additional Shares of Common (otherwise than as provided in the foregoing subparagraph 3 of this paragraph H), at a price per share less than 40 cents or without consideration, then the number of shares of Common issuable upon exercise of the Conversion Right shall be adjusted as follows:

     a. It shall be assumed for purposes of this adjustment that the Conversion Right is based upon a Conversion Price of 40 cents per each share of Common (the "Conversion Price") and that each share of 12% Cumulative, Convertible Preferred Shares - Series A shall have a value of 40 cents;

     b. Upon each such issuance of Additional Shares, the Conversion Price shall be reduced to that price determined by multiplying the Conversion Price by a fraction:

                    (i) The  numerator of which shall be the number of shares of
               Common outstanding immediately prior to the issuance of such Additional Shares of Common plus the number of shares of Common which the aggregate consideration received by the Corporation for the total number of shares of Common so issued would purchase at the Conversion Price, and

                    (ii) the  denominator of which shall be the number of Shares of Common outstanding immediately after the issuance of such Additional Shares of Common.

The provisions of this subparagraph 4 shall not apply under any of the circumstances for which an adjustment is provided in subparagraphs 1, 2, or 3 of this paragraph H. No adjustment of the Conversion Price shall be made under this subparagraph 4 upon issuance of any Addition (sic) Shares of Common which are issued pursuant to any Common Stock Equivalent if upon the issuance of any such Common Stock Equivalent (i) any such adjustment shall previously have been made pursuant to subparagraph 5 of this paragraph H or (2) (sic) no adjustment was required pursuant to subparagraph 5 of this paragraph H.

     5. ISSUANCE OF COMMON STOCK EQUIVALENTS. In case the corporation shall, at any time while the conversion right remains in effect, issue any Common Stock Equivalent and the price per share for which Additional Shares of Common may be issuable thereafter pursuant to such Common Stock Equivalent shall be less than 40 cents, or if, after any such issuance, the price per share for which Additional Shares of Common may be issuable thereafter is amended, and such price as so amended shall be less than 40 cents at the time of such amendment; such issuance or amendment shall be adjusted as provided in subparagraph 4 of this paragraph H on the basis that (a) the maximum number of Additional shares of Common issuable pursuant to all such Common Stock Equivalents shall be deemed to have been issued as of the earlier of (1) the date on which the corporation shall enter into a firm contract for the issuance of such Common Stock Equivalent, or (2) the date of actual issuance of such Common Stock Equivalent, and (b) the aggregate consideration for such maximum number of Additional
Shares of Common shall be deemed to be the minimum consideration received and receivable by the corporation for the issuance of such Additional Shares of Common pursuant to such Common Stock Equivalent. No adjustment shall be made under this subparagraph 5 upon the issuance of any convertible security which is issued pursuant to the exercise of any warrants or other subscription or purchase rights therefor, if any adjustment shall previously have been made upon the issuance of such warrants or other rights pursuant to this subparagraph 5.

     6. OTHER PROVISIONS APPLICABLE TO ADJUSTMENTS UNDER THIS PARAGRAPH H. The following provisions shall be applicable to the making of adjustments pursuant to this paragraph H:

     a. COMPUTATION OF CONSIDERATION. In case of the issuance at any time of any Additional Shares of Common or Common Stock Equivalents in payment or satisfaction of any dividend upon any class of stock other than common, the corporation shall be deemed to have received for such Additional Shares of Common or Common Stock Equivalents a consideration equal to the amount of such dividend so paid or satisfied. In any case in which the consideration to be received or paid shall be other than cash, the Board shall notify the Holder of 12% Cumulative, Convertible Preferred Shares - Series A of its determination of the fair market value of such consideration prior to payment or accepting receipt thereof. If, within then days after receipt of said notice, the Holders of 12% Cumulative, Convertible Preferred Shares - Series A convertible into at least a majority of Conversion Stock then unissued shall notify the Board in writing of their objection to such determination, a determination of fair market value of such consideration shall be made by arbitration in accordance with the Rules of the American Arbitration Association by an arbitrator in the City of New York, New York.

     b. READJUSTMENT. Upon the expiration of the right to convert, exchange or exercise any Common Stock Equivalent the issuance of which effected an adjustment in the number of shares for which the 12% Cumulative, Convertible Preferred Shares - Series A may be exchanged, if any such Common Stock Equivalent shall not have been converted, exercised or exchanged, the number of shares of common shares deemed to be issued and outstanding by reason of the fact that they were issuable upon conversion, exchange or exercise of any such Common Stock Equivalent and thereupon only the number of Additional Shares of Common actually so issued shall be deemed to have been issued and only the consideration actually received by the corporation (computed as in clause a of this subparagraph 6) shall be deemed to have been received by the corporation.

     c. TREASURY SHARES. The number of shares of common at any time outstanding shall not include any shares thereof then directly or indirectly owned or held by or for the account of the corporation or any of its subsidiaries.

     7. OTHER ACTION AFFECTING COMMON SHARES. In case after the date hereof the corporation shall take any action affecting its common shares, other than an action described in any of the foregoing subparagraphs 1 through 6 of this paragraph H, inclusive, which, in the opinion of the Board, would have a materially adverse effect upon the rights of the holders of 12% Cumulative, Convertible Preferred Shares - Series A, the number of common shares for which such 12% Cumulative, Convertible Preferred Shares - Series A, the number of common shares for which such 12% Cumulative, Convertible Preferred Shares Series A (sic) may be exchanged shall be adjusted in such manner and at such time as the Board may in good faith determine to be equitable in the circumstances.

     8. ADJUSTMENT OF NUMBER OF SHARES. Upon the happening of any of the events requiring an adjustment in the Conversion Price listed in this paragraph H, the number of shares of common for which 12% Cumulative, Convertible Preferred Shares - Series A may be exchanged hereunder shall be adjusted, to the nearest one hundredth of a whole share, to the product obtained by multiplying such number of shares purchasable using the Conversion Price immediately prior to such adjustment in the Conversion Price by a fraction, the numerator of which shall be the Conversion Price immediately prior to such adjustment and the denominator of which shall be the Conversion Price immediately thereafter. If the corporation shall be in default under its agreement contained in the last sentence of paragraph G so that applicable law prevents the issuance of shares adjusted in accordance with this paragraph H, the adjustment of shares provided in the foregoing sentence shall nonetheless be made and the holder of 12% Cumulative, Convertible Preferred Shares - Series A shall be entitled to exchange 12% Cumulative, Convertible Preferred Shares - Series A for such greater number of shares for which the right of conversion may then be exercised. Such exercise shall not constitute a waiver of any claim arising against the corporation by reason of its default under the agreement contained in the last sentence of paragraph G.

     9. NOTICE OF ADJUSTMENTS. Whenever adjustment shall be made pursuant to paragraph H, the corporation shall make a certificate signed by its President or a Vice President and by its Treasurer, Assistant Treasurer, Secretary or Assistant Secretary setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated (including a description of the basis on which the Board made any determination hereunder), and the number of common shares for which 12% Cumulative, Convertible Preferred Shares - Series A may be exchanged after giving effect to such adjustment, and shall cause copies of such certificate to be mailed (by first class mail postage prepaid) to the holder of 12% Cumulative, Convertible Preferred Shares - Series A promptly after each adjustment.% Cumulative, Convertible Preferred Shares - Series A promptly after each adjustment.

     10. FRACTIONAL SHARES. No fractional shares of common will be issued in connection with any exchange, but in lieu of such fractional shares, the corporation shall make a cash payment therefor equal in amount to the product of the applicable fraction multiplied by the share value then determined by the board.
     11. DEFINITIONS. For the purposes of paragraph H, the following terms have the following meanings:

          "ADDITIONAL SHARES OF COMMON" shall mean all shares of Common issued by the corporation after the date hereof except

     (a) 250,000 shares of Common Stock issuable upon exercise of the conversion right of 12% Cumulative, Convertible Preferred Shares - Series B;

     (b) 125,000 shares of Common Stock issuable upon exercise of warrants issued together with 12% Cumulative, Convertible Preferred Shares - Series B as part of a unit offering; and

     (c)  1,555,000   shares  of  Common  Stock  issuable  to  satisfy  the
     obligations of the corporation in connection with (i) present and future employee stock option plans and incentive stock options plans and (ii) warrants heretofore (April 21, 1985) issued.

          "COMMON" AND "COMMON STOCK" shall mean the corporation's common stock, par value $.001 per share, and any stock into which such common stock may hereafter be changed.

          "COMMON STOCK EQUIVALENT" shall mean any Convertible Security or warrant, option or other right to subscribe for or purchase any Additional Shares of Common or any Convertible Security.

          "CONVERSION RIGHT" shall mean the right set forth in paragraph C.

          "CONVERTIBLE SECURITIES" shall mean evidences of indebtedness, shares of Stock or other securities which are or may be at any time convertible into or exchangeable for Additional Shares of Common. The term "Convertible Security" shall mean one of the Convertible Securities.

          "STOCK"  shall  include  any  and  all  shares,   interests  or  other
     equivalents (however designated) of or participation in corporate stock.

          "SUBSIDIARY" shall mean any corporation at least 50% of whose outstanding Voting Stock shall at the time be owned directly or indirectly by the corporation or by one or more Subsidiaries or by the corporation and one or more Subsidiaries.

          "VOTING STOCK" as applied to the Stock of any corporation, shall mean Stock of any class or classes (however designated) having ordinary voting power for the election of a majority of the members of the Board of Directors (or other governing body) of such corporation, other than Stock having such power only by reason of the happening of a contingency.

          12% CUMULATIVE, CONVERTIBLE PREFERRED SHARES - SERIES B, of the 5,000,000 shares of stock authorized by amendment of the Articles of Incorporation to be issued as special or preferred shares, 625,000 shares are hereby designated as "12% Cumulative, Convertible Preferred Shares Series B".

     The rights, voting power, preferences, restrictions, and qualifications of 12% Cumulative, Convertible Preferred Shares - Series B are as follows:

     A. NO VOTING POWER. 12% Cumulative, Convertible Preferred Shares - Series B do not entitle the holder to vote at shareholders' meetings or otherwise give the holder any voting power. The consent of holders of 12% Cumulative, Convertible Preferred Shares - Series B is not required for corporate actions.

     B. DIVIDENDS. The holders of 12% Cumulative, Convertible Preferred Shares Series B shall be entitled to dividends when and as declared by the board of directors in its absolute discretion and payable on such dates as fixed by the board in its absolute discretion. When and if declared, dividends shall be at the rate of 12 per cent of the initial issue price of 40 cents per share (that is, 4.8 cents per share) per annum and shall be cumulative. Dividends may be paid to 12% Cumulative, Convertible Preferred Shares - Series B only when, if, and on the same basis as dividends are paid to 12% Cumulative, Convertible Preferred Shares - Series A. Dividends may be paid in any year to holders of common stock only after the corporation shall have paid or provided for the payment of dividends on all 12% Cumulative, Convertible Preferred Shares Series B for each year from the date of issuance to and including the year in question. Holders of 12% Cumulative, Convertible Preferred Shares - Series B shall not be entitled to any dividend other than as provided in this paragraph B.other than as provided in this paragraph B.

     C. CONVERSION WITHIN FIVE YEARS. Until February 28, 1993, holders of 12% Cumulative, Convertible Preferred Shares - Series B may exchange such shares for common shares at the rate of one share for one share by tendering to the corporation such 12% Cumulative, Convertible Preferred Shares - Series B. After February 28, 1993, 12% Cumulative, Convertible Preferred Shares - Series B may not be exchanged for common shares.

     D. RIGHTS IN DISSOLUTION AND DISTRIBUTIONS OF ASSETS. Upon liquidation, dissolution, or winding up of the corporation, holders of 12% Cumulative, Convertible Preferred Shares - Series B shall be entitled to receive prior to any distribution to holders of common stock 40 cents per share plus all dividends declared on such shares but unpaid less any distribution of assets before any amount shall be paid in liquidation, dissolution or winding up to the holders of common stock. Holders of 12% Cumulative, Convertible Preferred Shares
- Series B shall not be entitled to any further payment as dividends in liquidation or otherwise. In the event assets as opposed to cash are distributed to shareholders, holders of 12% Cumulative, Convertible Preferred Shares Series B shall be entitled to receive prior to any distribution to the holders of common stock of a liquidation preference in assets equal to 40 cents per share in distributions of assets and in liquidation, dissolution, or winding up of the corporation.

     E. NO PRE-EMPTIVE RIGHTS. No holder of 12% Cumulative, Convertible Preferred Shares - Series B shall be entitled, as such, to any pre-emptive of preferential rights to subscribe to any unissued stock or any other securities which the corporation may be authorized to issue.

ARTICLE VI

     STOCKHOLDERS MEETING: Meetings of the shareholders shall be held at such place within or without the State of Nevada as may be provided by the bylaws of the corporation. Special meetings of the shareholders may be called by the president of (sic) any other executive officer of the corporation, the board of directors, of (sic) any member thereof, or by the record holder or holders of at least ten percent (10%) of all shares entitled to vote at the meeting. Any action otherwise required to be taken at a meeting of the shareholders, except election of directors, may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by shareholders having at least a majority of the voting power.

ARTICLE VII

     COMMENCING BUSINESS: The corporation shall not commence business until at least $1,000.00 has been received by it as consideration for the issuance of shares.

ARTICLE VIII

     STOCK RIGHTS: The board of directors shall have the authority to determine the classes and series of any subsequent stock issued by the corporation and the right and preferences pertaining thereto.

ARTICLE IX

     BOARD OF DIRECTORS: The board of directors of the corporation shall consist of not less than three nor more than twenty-five members. A majority of the board of directors shall be necessary to constitute a quorum; and, when so constituted, the board shall be authorized to transact such business as may be delegated to it by the stockholders and whenever the board of directors shall be so assembled and act as a board, either within or without the State of Nevada, any action taken shall be the action of the board of directors and shall be binding upon the corporation, provided that three days prior notice, given either orally or in writing, of the time and place of the meeting and of the nature of the business proposed to be transacted shall have been given to the entire board of directors, unless such notice be waived as hereinafter provided. Any director may waive notice of any meeting; in the event of such waiver, notice shall be in writing or a written memorandum shall be made of an oral waiver of notice.

ARTICLE X

     OFFICERS: The officers of the corporation shall consist of a chairman of the board of directors, a chief executive officer, a president, a vice president, a secretary and a treasurer, who shall perform such duties and have such authority as usually pertain to such offices of a corporation or as may be prescribed by the board of directors from time to time.

     QUALIFICATION OF OFFICERS: Officers and directors of the corporation need not be residents of the State of Nevada and need not own shares of the corporation's stock. The secretary and treasurer may, but need not be, the same person.

     ELECTION: Directors shall be elected at the annual meeting of the shareholders, and the person receiving the highest number of votes shall be declared duly elected, providing such numbers shall represent a majority of all votes cast. Within ten (10) days after the election, the directors shall meet and elect a president, vice president, secretary and treasurer.

     TERM OF OFFICE: The term of office of all directors and officers shall be one year, provided all directors and officers shall hold office until their successors are duly elected and qualified.

     RESIGNATION OF OFFICERS: Any officer or director may resign by filing his written resignation with the secretary of the corporation or, in the case of the secretary, with the president of the corporation and upon acceptance thereof by the board of directors or if such board shall neglect to act upon such resignation within fourteen (14) days after receipt, the resignation shall become effective and the office shall be deemed vacant.

     REMOVAL OF OFFICERS: Any officers (sic) or director of this corporation may be moved (sic) at any time without cause in the manner provided by the laws of the State of Nevada for the removal of such officer or director, or by a majority vote of the outstanding stock of the corporation at any special meeting of the stockholders called for that purpose as herein provided.

     VACANCIES: In the case of death, disability, or resignation of any officers
(sic) or director of the company, the remaining directors or director of the company, even though less than a quorum, shall fill vacancies for the unexpired term or terms.

ARTICLE XI

     DIRECTORS: The number of directors constituting the initial board of directors of the corporation is three (3), and the names and addresses of the persons who are to serve as the directors until the first annual meeting of the shareholders or until their successors are elected and qualified are:

     1.    Clifford D. Hughes      2929 Hillsden Drive
                                   Salt Lake City, Utah 84117

     2.    Kelly L. Hunsaker       2323 Arbor Lane
                                   Salt Lake City, Utah 84117

     3.    Hyrum D. Hunsaker       2323 Arbor Lane
                                   Salt Lake City, Utah 84117

ARTICLE XII

     DURATION: The period of duration of the corporation shall be perpetual.

ARTICLE XIII

     AMENDMENT: These articles of incorporation, by vote of not less than fifty percent of the issued and outstanding capital stock of the corporation, may be deemed amended in any respect amendable at law at any meeting. A copy of the proposed amendment shall be given to the stockholders as provided in Article VI hereof, for calling and holding meetings of the stockholders.

ARTICLE XIV

     BYLAWS: The board of directors of the corporation shall have authority to adopt such bylaws as in their judgment may be deemed necessary or advisable for the management and transaction of the business of the corporation provided that such bylaws are not in conflict with these articles of incorporation or the constitution of the State of Nevada.

ARTICLE XV

     INCORPORATORS: The name and address of each incorporator is:

     1.    Clifford D. Hughes      2929 Hillsden Drive
                                   Salt Lake City, Utah 84117

     2.    Kelly L. Hunsaker       2323 Arbor Lane
                                   Salt Lake City, Utah 84117

     3.    Hyrum D. Hunsaker       2323 Arbor Lane
                                   Salt Lake City, Utah 84117

ARTICLE XVI

     LIABILITY: A director or officer of the corporation shall not be personally liable to the corporation or its stockholders for damages for breach of fiduciary duty as a director or officers (sic), except that this provision does not eliminate of (sic) limit the liability of a director or officer for (a) acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law or (b) payment of dividends in violation of NRS 78.300. If Nevada statutes are subsequently amended to authorize corporate action further limiting the personal liability of directors or officers, then the corporation is authorized to take such actions as the Board of Directors may determine to further limit the fullest extent permitted by Nevada statutes, as so amended. Any repeal or modification of the foregoing paragraph by the stockholders of the corporation shall not adversely affect any right or protection of a director or officer of the corporation existing at the time of such repeal or modification.

     By resolution of the board of directors duly adopted on November 13, 1996, the undersigned were authorized to prepare and execute the foregoing Restated Articles of Incorporation, which correctly set forth the text of the Articles of Incorporation as amended to and including January 28, 1997.



 /s/ Gerald R. Cysewski                    /s/ Ronald P. Scott
 ----------------------                    -------------------
Gerald R. Cysewski                        Ronald P. Scott
Chairman of the Board,                    Executive Vice President and
Chief Executive Officer and               Secretary
President